Florida Progress Corporation
Investor News
Analyst Contacts:
Greg Beuris (727) 820-5734
Lauran Willoughby (727) 820-5737
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           Update on regulatory matters at Florida Power Corporation

St. Petersburg, Florida, November 18, 1998 - Florida Progress Corporation (NYSE:FPC), parent of St. Petersburg-based Florida Power Corporation has received numerous inquiries from financial analysts concerning the possibility that the Florida Public Service Commission's staff would initiate a review of Florida Power's capital structure similar to the review currently underway with Florida Power & Light Co. (FPL), another investor-owned utility in Florida.

In response to those inquiries, Florida Progress has stated that the Commission's staff has not expressed any intention to review Florida Power's capital structure.

Inquiries from the financial community were triggered largely from an October 22, 1998, memorandum from the Commission's staff in which it was recommended that the Commission hold a limited proceeding hearing to determine the appropriate equity ratio and return on equity for FPL. The Commission subsequently delayed its decision until December 1 and encouraged interested parties to work out a settlement.

As noted in the staff's October 22 memorandum, Florida Power's common equity ratio, before adjusting for the effect of purchased power contracts, was 47.2 percent as of March 31, 1998. This compared with 64.1 percent for FPL. After adjusting for the effect of purchased power contracts, Florida Power's equity ratio is 42.1 percent, compared with FPL's ratio of 54.1 percent.

For these reasons, Florida Progress believes the Commission's staff does not share the same concern regarding these issues as they apply to Florida Power Corporation and that the staff's inquiry is limited to FPL.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.0 billion. Its principal subsidiary is Florida Power, the state's second largest electric utility serving about 1.3 million customers. Diversified operations include coal mining, marine operations and rail services.

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